EXHIBIT 10.3

HOME FEDERAL BANK

RESTATED CHANGE-IN-CONTROL AGREEMENT

This Restated Change-in-Control Agreement (this “Agreement”) is entered into as of this 31st day of December, 2008, by and between Home Federal Bank, a federally chartered savings bank and Curtis L. Hage (the “Employee”). As used herein, the term “the Bank” shall mean Home Federal Bank, or if the context requires, its successor.

WHEREAS, the Employee is currently serving as Chairman and Chief Executive Officer of the Bank; and

WHEREAS, the Bank is a wholly-owned subsidiary of HF Financial Corp., (the Holding Company”), and the Holding Company offers its common stock for sale to the public and is subject to supervision by the Securities and Exchange Commission (“SEC”); and

WHEREAS, both the Bank and the Holding Company are subject to supervision by the Office of Thrift Supervision (the “OTS”); and

WHEREAS, the Board of Directors of the Bank recognizes that, as is the case with publicly held corporations generally, the possibility of a change-in-control of the Holding Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Bank, the Holding Company and its stockholders; and

WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into a Change-in-Control Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change-in-control of the Holding Company, although no such change is now known of; and

WHEREAS, the Board of Directors of the Bank has previously approved and authorized the execution of a Change-in-Control Agreement with the Employee; and

WHEREAS, the parties desire to make changes to such Agreement to better conform to Section 409A of the Internal Revenue Code (the “Code”) and for other reasons; and

WHEREAS, Section 53-8-7 of the South Dakota Codified Laws permits parties to a written contract to alter the contract in writing without further consideration; and

WHEREAS, the Board of Directors of the Bank and of HF Financial Corp., the parent company of the Bank, have approved the execution of this restated Agreement with the Employee and have authorized the Chair of the HF Financial Corp. Personnel, Compensation and Benefits Committee to finalize and sign the Agreement to take effect as stated in Section 1 hereof.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

1.             Term of Agreement. This Agreement will commence on the date hereof and shall continue while the Employee is employed with the Bank; provided, however, that if either party gives a notice of nonextension with respect to the Employee’s Restated Employment

Agreement, this Agreement shall terminate when the Restated Employment Agreement terminates, except that if such notice of nonextension is given by the Bank at a time when the Bank is actively negotiating a transaction with a third party that may result in a Change-in-Control or at a time when shareholders of the Holding Company are being solicited to vote for directors who would not be Continuing Directors as defined in Section 2 below and the election of such directors would effect a Change-in-Control or at a time when shareholders of the Holding Company are being solicited to tender their shares in an offering that if successful would result in a Change-in-Control, this Agreement shall not terminate until nine months following the termination of the Restated Employment Agreement.

2.             Change-in-Control. No benefits shall be payable hereunder unless there shall have been a Change-in-Control, as set forth below, and the Employee’s employment is terminated as described in this Agreement. For purposes of this Agreement, a “Change-in-Control” shall mean:

a.             a change-in-control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Holding Company is then subject to such reporting requirement; or

b.             the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Holding Company or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Holding Company (i) representing 20% or more, but not more than 50%, of the combined voting power of the Holding Company’s then outstanding securities unless the transaction resulting in such ownership has been approved in advance by the Continuing Directors (as hereinafter defined); or (ii) representing more than 50% of the combined voting power of the Holding Company’s then outstanding securities (regardless of any approval by the Continuing Directors); provided, however, that notwithstanding the foregoing, no Change-in-Control shall be deemed to have occurred for purposes of this Agreement by reason of the ownership of 20% or more of the total voting capital stock of the Holding Company then issued and outstanding by the Holding Company, any subsidiary of the Holding Company or any employee benefit plan of the Holding Company or of any subsidiary of the Holding Company or any entity holding shares of the Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan (any such person or entity described in this clause is referred to herein as a “Company Entity”); or

c.             any acquisition of control as defined in 12 Code of Federal Regulations Section 574.4, or any successor regulation, of the Holding Company which would require the filing of an application for acquisition of control or notice of Change-in-Control in a manner which is set forth in 12 CFR Section 574.3, or any successor regulation; or

d.             the Continuing Directors (as hereinafter defined), cease to constitute a majority of the Holding Company’s Board of Directors; or

e.             the shareholders of the Holding Company approve (i) any consolidation or merger of the Holding Company in which the Holding Company is not the continuing or surviving Holding Company or pursuant to which shares of Holding Company stock would be converted into cash, securities or other property, other than a merger of the Holding Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving Holding Company immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Holding Company; or (iii) any plan of liquidation or dissolution of the Holding Company.

For purposes of this definition, “Continuing Director” shall mean any person who is a member of the Board of Directors of the Holding Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors on July 2, 2007; or (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this definition, “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) directly or indirectly, of securities of the Holding Company representing 20% or more of the combined voting power of the Holding Company’s then outstanding securities, but shall not include the Investors or any Holding Company Entity; and “Affiliate” and “Associate” shall have their respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

3.             Termination Following a Change-in-Control. If a Change-in-Control shall have occurred during the term of this Agreement, the Employee shall be entitled to the benefits provided in Section 4(a) hereof upon termination of the Employee’s employment within 24 months following the month in which a Change-in-Control occurs unless such termination is: (i) because of the Employee’s death or Disability (as defined below); (ii) by the Bank for Cause (as defined below); or (iii) by the Employee other than for Good Reason (as defined below):

a.             Cause. Termination by the Bank of the Employee’s employment for “Cause” shall mean termination upon (i) material violation of a law or regulation which: (a) governs the Employee’s conduct as an officer of the Bank; or (b) in the reasonable opinion of the Bank affects the Employee’s fitness to serve in his position; (ii) substantial neglect of the Employee’s duties; (iii) action or inaction, which materially and adversely impacts the Bank’s safety, soundness, security, assets, customers or employees; (iv) dishonesty of a material nature; (v) failure to comply with material rules, regulations or policies of the Bank; (vi) engaging in personal conduct which, when considering the Employee’s position with the Bank, would materially detract from its business reputation in the community served; (vii) material breach of any material covenant or condition of the Employee’s Restated Employment Agreement; and (viii) willful and material misconduct.

Termination for Cause shall be preceded by a fair and complete investigation, including an opportunity for the Employee to provide information he deems relevant, and by a vote by the Bank’s Board of Directors that there is Cause under this Agreement to terminate the Employee.

b.             Good Reason. The Employee’s termination of employment for “Good Reason” shall mean termination by the Employee upon the occurrence, without his express written consent, within 24 months following a Change-in-Control of any one or more of the following:

(i)              the assignment to the Employee of any duties inconsistent in any respect with the Employee’s position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to the Change-in-Control or any other action of the Bank which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Bank promptly after receipt of notice thereof given by the Employee;

(ii)             a reduction by the Bank in the Employee’s base salary as in effect on the date hereof or as the same shall be increased from time-to-time;

(iii)            the failure by the Bank to (a) continue in effect any material compensation or benefit plan, program, policy or practice in which the Employee was participating at the time of the Change-in-Control, or (b) provide the Employee with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change-in-Control (or as in effect following the Change-in-Control, if greater);

(iv)            the failure of the Bank to obtain a satisfactory agreement from any successor to the Bank to assume and agree to perform this Agreement, as contemplated in Section 8 hereof; and

(v)             any purported termination by the Bank of the Employee’s employment that is not effected pursuant to a Notice of Termination (as defined below).

The Bank’s right to terminate Employee’s employment pursuant to this Subsection shall not be affected by the Employee’s Disability as defined below. The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Employee’s termination of employment for Good Reason as defined in this Subsection 3(b) shall constitute termination for Good Reason for all purposes of this Agreement, notwithstanding that the Employee may also thereby be deemed to have “retired” under any applicable retirement programs of the Bank.

c.             Disability. Disability shall mean incapacity due to physical or mental illness as determined by the Bank’s disability plan.

d.             Notice of Termination. Any purported termination of the Employee’s employment by the Bank or by the Employee (other than by reason of the Employee’s death) within 24 months following the month in which a Change-in-Control occurs, shall be communicated by Notice of Termination to the other party hereto in accordance with Section 9 hereof. No purported termination of the Employee’s employment by the Bank shall be effective if it is not pursuant to a Notice of Termination. Failure by the Employee to provide Notice of Termination shall not limit any of the Employee’s rights under this Agreement except to the extent the Bank can demonstrate that it suffered actual damages by reason of such failure. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination (as defined below) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

e.             Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination (except in the case of the Employee’s death, in which case Date of Termination shall be the date of death); provided, however, that if the Employee’s employment is terminated by the Bank, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee and if the Employee terminates his employment for Good Reason, the date specified in the Notice of Termination shall not be more than 60 days from the date the Notice of Termination is given to the Bank.

4.             Compensation Upon Termination. Following a Change-in-Control that occurs during the term of this Agreement, and upon the Employee’s termination of employment within 24 months following the month in which the Change-in-Control occurred, the Employee shall be entitled to the following benefits:

a.             If employment by the Bank is terminated (A) by the Bank for any reason other than Cause, or (B) by the Employee for Good Reason, the Employee shall be entitled to the benefits, to be funded from the general assets of the Bank, provided below:

(i)              the Bank shall pay the Employee his full annual base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

(ii)             the Bank shall pay the Employee in accordance with the terms of the Short-Term Incentive Plan, any incentive payment Employee has a right to receive on the last day of the fiscal year prior to Employee’s Date of Termination.

(iii)            the Bank shall pay as severance pay to the Employee, a lump sum severance payment equal to 2.99 times the sum of (A) the Employee’s annual base salary in effect at the time Notice of Termination is given or immediately prior to the date of the Change-in-Control, whichever is greater, and (B) the amount determined as follows: (1) the amount that the Employee had accrued during the plan year under the Short-Term Incentive Plan as of the first of the month following the month in which the Change in Control occurred, annualized by dividing the amount accrued by the number of months from the start of the plan year to the first of the month following the month in which the Change in Control occurred multiplied by twelve; plus, (2) the amount of each of the Short-Term Incentive Awards, if any, awarded to the Employee in the three years immediately prior to the Change in Control divided by four; provided, however, that payments under this subparagraph will be conditioned upon compliance with Section 6 of the Employee’s Restated Employment Agreement (Agreement Not to Compete) and payments made under this subparagraph must be returned to the Bank if the Employee violates the non-compete provisions contained in that non-compete Section;

(iv)            the Bank shall pay the Employee the amount that has accrued to the Employee under the Long-Term Incentive Plan as of the first day of the month following the Date of Termination;

(v)             (A) for and during the period of time that the Employee is eligible for and properly elects continued coverage under the Bank’s health and dental plans, the Bank will continue to subsidize that coverage as if the Employee remained an active employee of the Bank but for no more than 36 months following the Date of Termination and only with respect to the level of health and dental insurance coverage in which the Employee was enrolled immediately prior to the Notice of Termination (e.g., single or family).  If the Employee’s continuation coverage terminates for reasons other than nonpayment of the Employee’s share of the cost of the coverage or fraud before the Employee has received 36 months of coverage, then the Bank shall reimburse the Employee for replacement health and dental coverage during the remainder of the 36 months following the Date of Termination, but only with respect to the level of health and dental insurance coverage in which the Employee was enrolled immediately prior to the Notice of Termination (e.g., single or family), and only in an amount up to the difference between the then COBRA premium charged by the Bank (or its successor) to

COBRA continuees and the amount that active employees are required to pay for their coverage.  Such reimbursement may be made directly to the provider of the Employee’s health and dental coverage or as a reimbursement to the Employee upon the presentation of evidence of the cost and continuation of such coverage.  Provided, however, that all health and dental benefits receivable by the Employee pursuant to this Subsection (v)(A) shall be discontinued if the Employee obtains full-time employment providing comparable health and dental benefits to Employee provided in accordance with this Subsection (v)(A) during the 36-month period following the Date of Termination; and

(B) for an 18-month period after the Date of Termination, the Bank will continue to pay the premiums on the Executive Disability Policy then covering the Employee, as well as the premiums on the life insurance policy into which the Employee is permitted to convert the Employee’s group term coverage from the Bank, but only during the time and to the extent that the Employee continues such coverage under policies.

(vi)            payment in accordance with the HF Financial Corp. Excess Plan for Executives;

(vii)           payment in accordance with any Deferred Compensation Agreement with the Employee;

(viii)          the Bank shall pay for individual out-placement counseling services for the Employee in an amount that shall not exceed $10,000 for a period of time not extending beyond the end of the second calendar year following the calendar year of the Employee’s Date of Termination to be reimbursed no later than 12 months following the date the expenses were incurred;

(ix)             a lump sum payment equal to 18-months of membership dues to the country club(s) that the Employee is a member of upon his Date of Termination;

(x)              a lump sum payment equal to $5,000 in lieu of reimbursement for financial planning and tax preparation expenses;

(xi)             a lump sum payment equal to the value of any other fringe benefits or perquisites provided to the Employee immediately prior to his Date of Termination; and

(xii)            in accordance with the HF Financial Corp. 1991 and 2002 Stock Option and Incentive Plan, the vesting of awards and lapsing of restrictions as set forth in the HF Financial Corp. 1991 and 2002 Stock Option and Incentive Plan and vesting of similar awards under any successor equity incentive plan.

The payments provided for in Section 4(a) (i), (iii), (iv), (ix), (x), (xi) and (xii) above shall be made on the 60th day following the date the Employee separated from service as defined in Section 409A of the Code and regulations and guidance issued thereunder. The payments provided for in Section 4(a)(v), if paid as reimbursements, shall be made within 30 days of a request for reimbursement but only if the request is made within 60 days of the date that the premium payment is due. Notwithstanding the above, if the Bank determines that any of the payments in Section 4(a) are subject to 409A(a)(2)(B)(i) of the Code (or a successor provision), then any such payments shall be delayed until the earlier of the Employee’s death or the first day of the month coincident with or next following the sixth month anniversary of the Employee’s termination of employment and shall be paid in a lump sum on that date.

b.             The Bank shall also pay to the Employee any reasonable legal fees and reasonable expenses incurred by the Employee (i) as a result of successful litigation against the Bank for nonpayment of any benefit hereunder, or (ii) in connection with any dispute with any Federal, state, or local governmental agency with respect to benefits claimed under this Agreement. If the Employee utilizes arbitration to resolve any such dispute, the Bank will pay any reasonable legal fees and reasonable expenses incurred by the Employee in connection therewith. Such reimbursement must be requested no later than two months after the conclusion of the successful litigation and shall be paid within two months after the request for reimbursement.

c.             The Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by the Employee as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in Section 4(a)(v) hereof.

5.             Tax Gross Up.

a.             Notwithstanding any provision contained in this Agreement to the contrary, if any amount or benefit to be paid or provided under Section 4(a) would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the Bank shall make a Tax Gross Up Payment to or on behalf of the Employee. For purposes of this Agreement, “Tax Gross Up Payment” shall mean a payment to or on behalf of the Employee which shall be sufficient to pay, in full, (a) any excise tax imposed under Section 4999 of the Code on any amount or benefit to be paid or provided under Section 4(a); and (b) any federal, state and local income tax, any social security and other employment tax, and any additional excise tax under Section 4999 of the Code on the amount of the excise tax payment described in subclause (a) of this Section 5, and the aggregate amount of additional tax payments described in this clause (b); but, (c) excluding any interest or penalties assessed by the Internal Revenue Service on the Employee which are attributable to the Employee’s willful misconduct or negligence. Such payment shall be made by the close of the Employee’s taxable year that follows the taxable year of the Employee in which the excise taxes under Section 4999 of the Code were remitted to the Internal Revenue Service.

b.             If requested by the Employee or the Bank, the determination of whether any Tax Gross Up Payment is required pursuant to the preceding paragraph will be made by an independent accounting firm that is a “Big-4 Accounting Firm” (or other accounting firm mutually acceptable to the Employee and the Bank) not then-engaged as the Bank’s independent public auditor, at the expense of the Bank, and the determination such independent accounting firm will be final and binding on all parties. In making its determination, the independent accountant will allocate a reasonable portion of the payments described in Section 4(a) to the value of any personal services rendered by the Employee following the Change in Control and the value of any non-competition agreement or similar agreements to the extent that such items reduce the amount of the parachute payment.

6.             No Exclusivity Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by the Bank and for which the Employee may qualify, nor, except as provided in Section 14, shall anything herein limit or reduce such rights as the Employee may have under any other agreement with, or plan, program, policy or practice of the Bank. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any agreement with, or plan, program, policy or practice of the Bank (including, without limitation, the cash out of unused vacation days upon termination of employment) shall be payable in accordance with such agreement, plan, program, policy or practice, except as explicitly modified by this Agreement.

7.             Compensation Restrictions under CPP.  Anything in this Agreement to the contrary notwithstanding, because HF Financial Corp. is participating in the capital purchase program (“CPP”) of the United States Treasury Department (“Treasury”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”), compensation to the Employee shall be restricted as follows:

a.             No Golden Parachute Payments. The Bank is prohibiting any golden parachute payment to the Employee during any “CPP Covered Periods.” A “CPP Covered Period” is any period during which (i) the Employee is a senior executive officer and (ii) Treasury holds an equity or debt position acquired from the Bank in the CPP.  “Golden parachute payment” is used with same meaning as in Section 111(b)(2)(C) of EESA.  For purposes of this Section 7, “Bank” includes any entities treated as a single employer with the Bank under 31 C.F.R. Section 30.1(b) (as in effect on the Closing Date of the CPP purchase). The Bank shall determine any reductions in such a manner that to the extent possible, the provisions of Section 409A of the Code are not violated.

b.             Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to the Employee during a CPP Covered Period and while the Employee is a senior executive officer is subject to recovery or “clawback” by the Bank if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

c.             Compensation Program Amendments. Each of the Bank’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to the Employee is hereby amended to the extent necessary to give effect to provisions (a) and (b), including, but not limited to this Agreement, the Employment Agreement, the Long Term Incentive Plan, the Short Term Incentive Plan, any individual incentive program, the Excess Pension Plan and the Deferred Compensation Agreement.

In addition, the Bank is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Bank. To the extent any such review requires revisions to any Benefit Plan with respect to the Employee that the Bank does not have the authority to change unilaterally, the Employee and the Bank agree to negotiate such changes promptly and in good faith.

This Section 7 is intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this Section 7 and without violating the provisions of Section 409A of the Code).

8.             Successors.

a.             The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Bank or of any division or subsidiary thereof employing the Employee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place. Failure of the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to terminate employment within 24 months following the Change-in-Control and to receive compensation from the Bank in the same amount and on the same terms as he would be entitled hereunder if his employment were terminated for Good Reason following a Change-in-Control.

b.             This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate or, if no estate, in accordance with applicable law.

9.             Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, postage prepaid, addressed to the other party as follows:

If to the Bank, to:

Home Federal Bank

Attention: Corporate Secretary

225 South Main Avenue

Sioux Falls, SD 57104

If to Employee, to:

Curtis L. Hage

225 S. Main Avenue

Sioux Falls, South Dakota 57104

or to the home address which is maintained on file with the Bank.

Either party to this Agreement may change its address for purposes of this Section 9 by giving 15 days’ prior notice to the other party hereto.

10.           Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board to sign on behalf of the Bank. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of South Dakota.

11.           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.           Arbitration. Any disputes under this Agreement will be resolved by arbitration, in the state of South Dakota, in accordance with the National Rules for the Resolution of

Employment Dispute of the American Arbitration Association by a mutually agreeable neutral arbitrator. The decision or award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment or order in any Court of competent jurisdiction. All information and documentation submitted by the parties or received from any other source, together with all transcripts of the hearing(s) or other proceedings, and the arbitrator’s findings, shall be treated by the arbitrator and the parties as confidential information and the participants agree not to disclose or turn over any such information or documentation to a third party without the prior written consent of the parties, or pursuant to a lawful subpoena or court order, or an order to obtain a injunctive relief.

14.           Employment Agreement. Reference is hereby made to that certain Agreement, dated contemporaneously with this Restated Change-in-Control Agreement, by and between the Bank and the Employee. All terms and conditions of the Employee’s Restated Employment Agreement, including the non-compete provisions in Section 6, shall continue in force and effect (until termination of the Restated Employment Agreement in accordance with its terms), including following a Change-in-Control, except as expressly modified by this Section, except that when the Employee is terminated following a Change-in-Control, the severance provisions in the Employee’s Restated Employment Agreement shall not apply and payments to the Employee shall be governed by this Agreement. The mutual promises in this Agreement and in the Restated Employment Agreement shall serve as consideration for each agreement contemporaneously executed, to the extent such consideration is required.

15.           Effective Date. This Agreement shall become effective as of the date first set forth above.

16.           Employment. This Agreement does not constitute a contract of employment or impose on the Bank any obligation to retain the Employee as an employee, to continue his current employment status, or to change any employment policies of the Bank.

17.           Section 409A of the Code.  It is the intent of the parties that this Agreement be construed to avoid the excise tax and penalties described in Section 409A of the Code. The Agreement shall be interpreted in a manner consistent with that intention. In that regard, the concept of “termination of employment” shall be interpreted to mean “separation from service” within the meaning of Section 409A.

18.           Amendments. No amendments or additions to this Agreement shall be binding unless stipulated in writing and signed by the party to be changed, except as herein otherwise provided.

19.           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or unenforceability of the other provisions hereof.

20.           Governing Law. The laws of the United States to the extent applicable and otherwise the laws of the State of South Dakota shall govern this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ Wm. G. Pederson
By: Wm. G. Pederson
Its:	Chairman, HF Financial Corp.
Personnel, Compensation and
Benefits Committee

EMPLOYEE

/s/ Curtis L. Hage
Curtis L. Hage